Exhibit 99.1

        5300 Town and Country Blvd., Suite 500
        Frisco, Texas 75034
        Telephone: (972) 668-8834
        Contact: Gary H. Guyton
        Director of Planning and Investor Relations
        Web Site:  www.comstockresources.com

NEWS RELEASE

For Immediate Release

COMSTOCK RESOURCES, INC. ANNOUNCES
CLOSING OF SENIOR NOTES EXCHANGE OFFER

FRISCO, TEXAS, September 6, 2016 – Comstock Resources, Inc. ("Comstock" or the "Company") (NYSE: CRK) announced today that it has completed its previously announced exchange offer and consent solicitation for its 10% Senior Secured Notes due 2020, 7¾% Senior Notes due 2019 and 9½% Senior Notes due 2020 for three new series of secured notes and, in the case of the Company's 10% Senior Secured Notes due 2020, warrants exercisable for shares of the Company's common stock, upon the terms set forth in the Registration Statement on Form S-4, as amended, as previously filed with the Securities and Exchange Commission.
The exchange offer and consent solicitation expired on Friday, September 2, 2016.  In exchange for $697,195,000 in aggregate principal amount of the 10% Senior Secured Notes due 2020, representing approximately 99.6% of the outstanding amount of such notes, the Company issued $697,195,000 in aggregate principal amount of its new 10% Senior Secured Toggle Notes due 2020 and warrants exercisable for 1,917,342 shares of common stock.  In exchange for $270,557,000 in aggregate principal amount of the 7¾% Senior Notes due 2019, representing approximately 93.8% of the outstanding amount of such notes, the Company issued $270,557,000 in aggregate principal amount of its new 7¾% Second Lien Convertible PIK Notes due 2019.  In exchange for $169,747,000 in aggregate principal amount of the 9½% Senior Notes due 2020, representing approximately 97.2% of the outstanding amount of such notes, the Company issued $169,747,000 in aggregate principal amount of its new 9½% Second Lien Convertible PIK Notes due 2020.  The Company also paid in cash accrued and unpaid interest on all notes that were tendered and accepted for the exchange.
As the Company also received the necessary consents to amend the existing indentures with respect to the senior notes that were not tendered pursuant to the exchange offer, any senior notes not exchanged remain outstanding and the holders are now subject to the terms of the respective supplemental indenture implementing the amendments approved by the consenting holders.
Subject to the conditions described below, the new second lien notes are convertible into 81.2 shares of the Company's common stock for each $1,000 of principal amount of notes.  If all of the second lien notes converted, it would represent in the aggregate approximately 71% of the Company's total issued and outstanding common stock (assuming the exercise of all warrants issued as part of the exchange offer). As the number of shares issuable upon conversion of the second lien notes exceeds 19.9% of the Company's currently outstanding shares, in accordance with New York Stock Exchange rules, the second lien notes will only be convertible following stockholder approval of the issuance of such shares. The Company intends to call a special meeting of stockholders to seek stockholder approval for such issuance.

"We are very pleased with the success of our senior notes exchange offer," said M. Jay Allison, Chief Executive Officer of Comstock.  "Almost 98% of our bondholders participated in the exchange, providing Comstock with enhanced liquidity by adding equity and pay-in-kind interest components to our outstanding debt, which will better position us to continue and accelerate our successful Haynesville shale drilling program."
The Company also announced that it had amended its net operating loss carryforwards rights plan (the "Rights Plan") to accelerate the final expiration date to September 6, 2016 of the associated purchase rights under the Rights Plan.  This amendment effectively terminates the Rights Plan and was effected in order to facilitate the exchange offer.
BofA Merrill Lynch acted as dealer manager for the exchange offer.
This release is for informational purposes only and is neither an offer to exchange nor a solicitation of an offer to sell any security.  The exchange offer was made by means of the prospectus dated September 2, 2016, the letter of transmittal and certain other exchange offer documents.

Comstock Resources, Inc. is an independent energy Company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Texas and Louisiana.  The Company's stock is traded on the New York Stock Exchange under the symbol CRK.